Exhibit 10.20

STOCK OPTION AGREEMENT FOR NON-U.S. OPTIONEES

THIS AGREEMENT, dated as of the date indicated on Schedule B hereto (the “Grant Date”), is made by and between Renaissance Parent Corp., a corporation existing under the laws of Delaware (hereinafter referred to as the “Company”) and the individual whose name is set forth on the signature page hereof, who is an employee of the Company or a Subsidiary or Affiliate of the Company (hereinafter referred to as the “Optionee”). Any capitalized terms herein not otherwise defined in Article I shall have the meaning set forth in the 2013 Stock Incentive Plan for Key Employees of Renaissance Parent Corp. and its Subsidiaries, as such Plan may be amended from time to time (the “Plan”).

WHEREAS, the Company wishes to carry out the Plan, the terms of which are hereby incorporated by reference and made a part of this Agreement; and

WHEREAS, the Committee has determined that it would be to the advantage and best interest of the Company and its shareholders to grant the Option provided for herein to the Optionee as an incentive for increased efforts during his term of office with the Company or its Subsidiaries or Affiliates, and has advised the Company thereof and instructed the undersigned officers to issue said Option;

NOW, THEREFORE, in consideration of the mutual covenants herein contained and other good and valuable consideration, receipt of which is hereby acknowledged, the parties hereto do hereby agree as follows:

ARTICLE I

DEFINITIONS

Whenever the following terms are used in this Agreement, they shall have the meaning specified below unless the context clearly indicates to the contrary.

Section 1.1.           Cause

“Cause” shall mean, with respect to an Optionee: (i) a material breach by the Optionee of the terms of the Company’s policies, the terms of which have previously been provided to such Optionee; (ii) any act of theft, misappropriation, embezzlement, fraud or similar conduct by the Optionee involving the Company or any of its Affiliates; (iii) the Optionee’s failure to act in accordance with any specific lawful instructions given to the Optionee by the Board (or any committee thereof) in connection with the performance of the Optionee’s duties for the Company or any subsidiary of the Company, which continues beyond ten (10) Business Days after a written demand for substantial performance is delivered to the Optionee by the Company (the “Cure Period”); (iv) any damage of a material nature to the business or property of the Company or any Affiliate caused by Optionee’s willful or grossly negligent conduct which continues beyond the Cure Period (to the extent that, in the Board’s reasonable judgment, such breach can be cured); (v) any intentional misconduct by the Optionee which is reasonably likely to be materially damaging to the Company without a reasonable good faith belief by the Optionee that such conduct was in the best interests of the Company; (vi) the conviction or the plea of nolo contendere or the equivalent in respect of any felony or a misdemeanor involving an act of dishonesty, moral turpitude, deceit, or fraud by the Optionee; or (vii) a knowing and material breach of the Management Stockholder’s Agreement or the Optionee’s other written agreements with the Company which continues beyond the Cure Period (to the extent that, in the Board’s reasonable judgment, such breach can be cured). A termination for Cause shall be effective when the Company has given the Optionee written notice of its intention to terminate for Cause, describing those acts or omissions that are believed to constitute Cause, and has given the Optionee the Cure Period within which to respond.

Section 1.2.           Disability

“Disability” shall mean “Disability” as such term is defined in any Other Relevant Agreement between the Optionee and the Company or any Subsidiary thereof, or, if there is no such agreement or no such term defined therein, “Disability” for purposes of eligibility for benefits under the long-term disability plan of the Company or any Subsidiary thereof, as applicable.

Section 1.3.           EBITDA

“EBITDA” shall have the meaning as set forth on Schedule A attached hereto.

Section 1.4.           Fiscal Year

“Fiscal Year” shall mean each of the fiscal years of the Company set forth on Schedule A attached hereto.

Section 1.5.           Good Reason

“Good Reason” shall mean: (i) a material adverse change in the Optionee’s position causing it to be of materially less stature, responsibility, or authority or the assignment to the Optionee of any material duties inconsistent with the customary duties of the Optionee’s position, in each case without the Optionee’s written consent (provided that if, after an Initial Public Offering, the Company or its successor entity ceases to be a publicly traded entity, such fact shall not constitute a change in the Optionee’s existing position), (ii) the relocation of the offices at which the Optionee is principally employed to a location which is more than 50 miles from the offices at which the Optionee is principally employed immediately prior to such relocation, or (iii) a reduction, without the Optionee’s written consent, in the Optionee’s base salary or the target bonus amount the Optionee is eligible to earn under the Company’s current annual incentive plan or any successor or replacement annual incentive plan that the Company adopts (such current plan or any such successor or replacement plan, the “Annual Incentive Plan”); provided, however, that nothing herein shall be construed to guarantee the Optionee’s bonus for any year if the applicable performance targets are not met; and provided further, that it shall not constitute Good Reason hereunder if the Company makes an appropriate pro rata adjustment to the applicable bonus and targets under the Annual Incentive Plan in the event of a change in the Company’s fiscal year.

Unless the Optionee provides written notification of an event described in clauses (i) or (ii) above within ninety (90) days after the Optionee knows or has reason to know of the occurrence of any such event, the Optionee shall be deemed to have consented thereto and such event shall no longer constitute Good Reason for purposes of this Agreement. If the Optionee provides such written notification to the Company (or such subsidiary of the Company as may be specified in the Stock Option Agreement), the Company shall have ten (10) Business Days from the date of receipt of such notice to effect a cure of the event described therein and, upon cure thereof by the Company to the reasonable satisfaction of the Optionee, such event shall no longer constitute Good Reason for purposes of this Agreement. Notwithstanding the foregoing, any event described in clauses (i) or (ii) above must be an event that would result in a material negative change in the Optionee’s employment relationship with the Company and thus effectively constitute an involuntary termination of employment for purposes of Section 409A of the Code.

Section 1.6.           Management Stockholder’s Agreement

“Management Stockholder’s Agreement” shall mean that certain Management Stockholder’s Agreement between the Optionee and the Company.

Section 1.7.           Option

“Option” shall mean the aggregate of the Time Option and the Performance Option, as granted under Section 2.1 of this Agreement.

Section 1.8.           Performance Option

“Performance Option” shall mean the right and option to purchase, on the terms and conditions set forth herein, all or any part of an aggregate of the number of Shares set forth on Schedule B hereof opposite the term Performance Option.

Section 1.9.           Sale Participation Agreement

“Sale Participation Agreement” shall mean that certain Sale Participation Agreement between the Optionee and KKR Renaissance Aggregator L.P.

Section 1.10.         Sponsor IRR

“Sponsor IRR” shall mean, as of a Change in Control, the cumulative internal rate of return of the Sponsor (which in no circumstances includes any fees paid to the Sponsor or expenses reimbursed to the Sponsor from time to time (“Sponsor Fees”)) on the Sponsor’s aggregate amount of cash invested in (and the initial gross asset value of any property (other than money) contributed to) the Company by the Sponsor, directly or indirectly, from time to time in respect of such investment, determined on a fully diluted basis, assuming inclusion of all Shares underlying all then outstanding Time Options and Performance Options.

Section 1.11.          Sponsor MOIC

“Sponsor MOIC” shall mean, as of a Change in Control, the result obtained by dividing (i) the cash consideration received by the Sponsor (other than any Sponsor Fees) as of the Change in Control by (ii) the aggregate amount of cash invested in (and the initial gross asset value of any property (other than money) contributed to) the Company by the Sponsor, directly or indirectly, from time to time in respect of such investment.

Section 1.12.         Time Option

“Time Option” shall mean the right and option to purchase, on the terms and conditions set forth herein, all or any part of an aggregate of the number of Shares set forth on Schedule B hereof opposite the term Time Option.

ARTICLE II

GRANT OF OPTIONS

Section 2.1.           Grant of Options

For good and valuable consideration, on and as of the Grant Date, the Company irrevocably grants to the Optionee the following Stock Options: (a) the Time Option and (b) the Performance Option, in each case on the terms and conditions set forth in this Agreement.

Section 2.2.           Exercise Price

Subject to Section 2.4, the exercise price of the Shares covered by the Option (the “Exercise Price”) shall be as set forth on Schedule B hereof, which shall be the Fair Market Value on the Grant Date.

Section 2.3.           No Guarantee of Employment

Nothing in this Agreement or in the Plan shall confer upon the Optionee any right to continue in the employ or service relationship of the Company or any Subsidiary or Affiliate or shall interfere with or restrict in any way the rights of the Company and its Subsidiaries or Affiliates, which are hereby expressly reserved, to terminate the employment of the Optionee at any time for any reason whatsoever.

Section 2.4.           Certain Adjustments to Stock Options

The Option shall be subject to, and the Company, the Committee and the Optionee shall have such rights as are specified under, the adjustment provisions of Sections 8 and 9 of the Plan, as applicable.

ARTICLE III

PERIOD OF EXERCISABILITY

Section 3.1.           Commencement of Exercisability

(a)       So long as the Optionee continues to be employed by the Company or any other Service Recipients through each applicable vesting date specified below, the Option shall become exercisable pursuant to the following schedules:

(i)                Time Option. The Time Option shall become vested and exercisable with respect to 20% of the Shares subject to such Option on the last day of each of the Fiscal Years 2016, 2017, 2018, 2019 and 2020 respectively.

(ii)               Performance Option.

(A)	If the Company achieves the applicable EBITDA targets as set forth for each of the Fiscal Years 2016 through 2020 as set forth on Schedule A attached hereto (each an “Annual Performance Target”), then the Performance Option shall be eligible to become vested and exercisable with respect to 20% of the Shares subject to such Option at the end of each such Fiscal Year.

(B)	Notwithstanding the foregoing, in the event that the Annual Performance Target is not achieved in a particular Fiscal Year (a “Missed Year”), then that 20% portion of the Performance Option that was eligible to vest but failed to vest due to the Company’s failure to achieve its Annual Performance Target in the Missed Year shall nevertheless also vest and become exercisable at the end of any subsequent Fiscal Year if at the end of such subsequent Fiscal Year, the Cumulative Performance Target set forth on Schedule A for such Fiscal Year is achieved or exceeded. Any part of the Performance Option that does not vest pursuant to Section 3.1(a)(ii)(A) or (B) shall remain outstanding as an unvested Option subject to vesting pursuant to Section 3.1(b) until such Option otherwise terminates pursuant to this Agreement.

(b)            Effect of Change in Control. Notwithstanding any of Section 3.1(a) above:

(i)       immediately prior to any Change in Control, any then unvested portion of the Time Option shall become immediately vested and exercisable as to 100% of the Shares subject to such Time Option; and

(ii)       immediately prior to any Change in Control, any then unvested portion of the Performance Option shall become immediately vested and exercisable as to 100% of the Shares subject to such Performance Option, but only if, and to the extent that, as a result of such Change in Control, the Sponsor has achieved a Sponsor IRR of 22.5% and a Sponsor MOIC of 2.5x.

(c)           Forfeit of Unvested Options on Termination of Employment. No Option shall become exercisable as to any additional Shares following the termination of employment of the Optionee for any reason and any Option that is unexercisable as of the Optionee’s termination of employment shall immediately expire without payment therefor. For the purposes of this Agreement, if the termination of the Optionee’s employment is subject to a notice period, the date such notice is given will be deemed to be the Optionee’s termination date.

Section 3.2.           Expiration of Option

Except as otherwise provided in Section 5 or Section 6 of the Management Stockholder’s Agreement, the Optionee may not exercise any vested portion of the Option to any extent after the first to occur of the following events:

(a)       The tenth anniversary of the Grant Date;

(b)       The first anniversary of the date of the termination of the Optionee’s employment with the Company and all Service Recipients, if the Optionee’s employment is terminated by reason of death or Disability;

(c)       Immediately upon the date of the termination of the Optionee’s employment by the Company and all Service Recipients for Cause;

(d)       Thirty (30) days after the date of the termination of the Optionee’s employment by the Company and all Service Recipients by the Optionee without Good Reason (except due to death or Disability);

(e)       One-hundred eighty (180) days after the date of an Optionee’s termination of employment by the Company and all Service Recipients without Cause (except due to death or Disability);

(f)       One-hundred eighty (180) days after the date of an Optionee’s termination of employment with the Company and all Service Recipients by the Optionee for Good Reason;

(g)       The date the Option is terminated pursuant to a Change in Control or Section 4 or 5 of the Management Stockholder’s Agreement; or

(h)       Notwithstanding any of the foregoing, immediately or on such date established, if the Committee so determines pursuant to Section 9 of the Plan.

ARTICLE IV

EXERCISE OF OPTION

Section 4.1.           Person Eligible to Exercise

During the lifetime of the Optionee, only the Optionee (or his or her duly authorized legal representative) may exercise an Option or any portion thereof. After the death of the Optionee, any exercisable portion of an Option may, prior to the time when an Option becomes unexercisable under Section 3.2, be exercised by his personal representative or by any person empowered to do so under the Optionee’s will or under the then applicable laws of descent and distribution.

Section 4.2.           Partial Exercise

Any exercisable portion of an Option or the entire Option, if then wholly exercisable, may be exercised in whole or in part at any time prior to the time when the Option or portion thereof becomes unexercisable under Section 3.2; provided, however, that any partial exercise shall be for whole Shares only.

Section 4.3.           Manner of Exercise

An Option, or any exercisable portion thereof, may be exercised solely by delivering to the Company at the addresses set out in Schedule C all of the following prior to the time when the Option or such portion becomes unexercisable under Section 3.2:

(a)       Notice in writing signed by the Optionee or the other person then entitled to exercise the Option or portion thereof, stating that the Option or portion thereof is thereby exercised, such notice complying with all applicable rules established by the Committee;

(b)       Full payment (in cash by wire transfer, if the Optionee so elects in the notice of exercise through the withholding of Shares (any such Shares valued at Fair Market Value on the date of exercise) otherwise issuable upon the exercise of the Stock Option in a manner that is compliant with applicable law or other form of payment if agreed by the Company) of the Exercise Price for the Shares with respect to which such Option or portion thereof is exercised;

(c)       Full payment (in cash by wire transfer or, if vested Options are being exercised during the exercise periods specified in any of Sections 3.2(b), (e) or (f), as applicable, or if otherwise so agreed by the Company, through the withholding of Shares in the same manner as provided in Section 4.3(b) above) to satisfy the Tax-Related Items (as defined in Section 4.5 below) with respect to which such Option or portion thereof is exercised;

(d)       A bona fide written representation and agreement, in a form satisfactory to the Committee, signed by the Optionee or other person then entitled to exercise such Option or portion thereof, stating that the Shares are being acquired for his own account, for investment and without any present intention of distributing or reselling said shares or any of them except as may be permitted under (i) the U.S. Securities Act of 1933, as amended (the “Act”), and then applicable rules and regulations thereunder and (ii) the Management Stockholder’s Agreement, and that the Optionee or other person then entitled to exercise such Option or portion thereof will indemnify the Company against and hold it free and harmless from any loss, damage, expense or liability resulting to the Company if any sale or distribution of the shares by such person is contrary to the representation and agreement referred to above; provided, however, that the Committee may, in its reasonable discretion, take whatever additional actions it deems reasonably necessary to ensure the observance and performance of such representation and agreement and to effect compliance with the Act, if applicable and any other federal or state securities laws or regulations; and

(e)       In the event the Option or portion thereof shall be exercised pursuant to Section 4.1 by any person or persons other than the Optionee, appropriate proof of the right of such person or persons to exercise the Option.

Without limiting the generality of the foregoing, the Committee may require an opinion of counsel acceptable to it, to the extent required under Section 3 of the Management Stockholder’s Agreement, to the effect that any subsequent transfer of shares acquired on exercise of an Option does not violate the Act or other applicable laws, and may issue stop-transfer orders covering such shares. Share certificates evidencing stock issued on exercise of this Option shall bear an appropriate legend referring to the provisions of subsection (d) above and the agreements herein. The written representation and agreement referred to in subsection (d) above shall, however, not be required if the shares to be issued pursuant to such exercise have been registered under the Act and/or other applicable laws, and such registration is then effective in respect of such shares.

Section 4.4.           Conditions to Issuance of Stock Certificates/Registration of Issuance of Shares

The Shares deliverable upon the exercise of an Option, or any portion thereof, may be either non-issued and/or previously authorized but unissued shares to the extent legally permitted or issued shares, which have then been reacquired by the Company. Such shares when issued shall be fully paid and nonassessable. The Company shall not be required to issue or deliver any certificate or certificates for Shares purchased and as the case may be subscribed for (if certified, or if not certified, register the issuance of such shares on its books and records) upon the exercise of an Option or portion thereof prior to fulfillment of all of the following conditions:

(a)       The obtaining of approval or other clearance from any state or federal governmental agency which the Committee shall, in its reasonable and good faith discretion, determine to be necessary or advisable;

(b)       The execution by the Optionee of the Management Stockholder’s Agreement and the Sale Participation Agreement if the Optionee is not already a party to such agreements; and

(c)       The payment in full to the Company of the Exercise Price for the Shares for which the Option is exercised as provided in Section 4.3(c).

         As soon as practicable after fulfillment of the conditions in this Section 4.4, the Company shall issue the Shares deliverable upon the exercise of the Option to the Optionee (either by delivery of a certificate for such Shares, or if not certificated by registering the issuance of such Shares on its books and records) and shall enter the Optionee’s ownership of such Shares into the register of registered shares of the Company.

Section 4.5.          Responsibility for Taxes

Regardless of any action the Company or the Service Recipients take with respect to any or all income tax, social insurance, payroll tax, payment on account or other tax-related items related to the Optionee’s participation in the Plan and legally applicable to the Optionee (“Tax-Related Items”), the Optionee acknowledges that the ultimate liability for all Tax-Related Items is and remains the Optionee’s responsibility and may exceed the amount actually withheld by the Company or the Service Recipients. The Optionee further acknowledges that the Company and/or the Service Recipients (1) make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the Options, including, but not limited to, the grant, vesting or exercise of the Options, the delivery of Shares upon exercise of the Options, the subsequent sale of Shares acquired under the Plan and the receipt of any dividends; and (2) do not commit to and are under no obligation to structure the terms of the Options or any aspect of the Options to reduce or eliminate the Optionee’s liability for Tax-Related Items or achieve any particular tax result. Further, if the Optionee has become subject to tax in more than one jurisdiction between the Grant Date and the date of any relevant taxable or tax withholding event, as applicable, the Optionee acknowledges that the Company and/or the Service Recipients (or the Subsidiary or Affiliate formerly employing or retaining the Optionee, as applicable) may be required to withhold or account for Tax-Related Items in more than one jurisdiction.

Prior to any relevant taxable or tax withholding event, as applicable, the Optionee will pay or make adequate arrangements satisfactory to the Company and/or the Service Recipients to satisfy all Tax-Related Items. In this regard, the Optionee authorizes the Company and/or the Service Recipients, or their respective agents, at their discretion, to satisfy the obligations with regard to all Tax-Related Items by one or a combination of the following:

(a)       withholding from the Optionee’s wages or other cash compensation paid to the Optionee by the Company and/or the Service Recipients; or

(b)       withholding from proceeds of the sale of Shares delivered upon exercise of the Options either through a voluntary sale or through a mandatory sale arranged by the Company (on the Optionee’s behalf pursuant to this authorization); or

(c)       withholding of Shares otherwise issuable upon exercise of the Options.

Depending on the withholding method, the Company may withhold or account for Tax-Related Items by considering applicable minimum statutory withholding amounts or other applicable withholding rates, including maximum applicable rates, in which case the Optionee will receive a refund of any over-withheld amount in cash and will have no entitlement to the Common Stock equivalent. If the obligation for Tax-Related Items is satisfied by withholding in Shares, for tax purposes, the Optionee is deemed to have been issued the full number of Shares subject to the exercised Options, notwithstanding that a number of the Shares are held back solely for the purpose of paying the Tax-Related Items due as a result of any aspect of the Optionee’s participation in the Plan.

Finally, the Optionee shall pay to the Company or the Service Recipients any amount of Tax-Related Items that the Company or the Service Recipients may be required to withhold or account for as a result of the Optionee’s participation in the Plan that cannot be satisfied by the means previously described. The Company may refuse to issue or deliver the Shares or the proceeds of the sale of Shares, if the Optionee fails to comply with the Optionee’s obligations in connection with the Tax-Related Items.

Section 4.6.           Rights as Stockholder

The holder of an Option shall not be, nor have any of the rights or privileges of, a stockholder of the Company in respect of any Shares purchasable upon the exercise of the Option or any portion thereof unless and until such Shares shall have been issued by the Company to such holder (in case of issuance of new Shares) and/or the Shares have otherwise been recorded in the register of registered shares of the Company as owned by such holder (and then only to the extent such Shares are held directly by the holder).

ARTICLE V

MISCELLANEOUS

Section 5.1.           Administration

The Committee shall have the power to interpret the Plan and this Agreement and to adopt such rules for the administration, interpretation and application of the Plan as are consistent therewith and to interpret or revoke any such rules. All actions taken and all interpretations and determinations made by the Committee shall be final and binding upon the Optionee, the Company and all other interested persons. No member of the Committee shall be personally liable for any action, determination or interpretation made in good faith with respect to the Plan or the Option. In its absolute discretion, the Board may at any time and from time to time exercise any and all rights and duties of the Committee under the Plan and this Agreement.

Section 5.2.           Option Not Transferable

Neither the Option nor any interest or right therein or part thereof shall be liable for the debts, contracts or engagements of the Optionee or his successors in interest or shall be subject to disposition by transfer, alienation, anticipation, pledge, encumbrance, assignment or any other means whether such disposition be voluntary or involuntary or by operation of law by judgment, levy, attachment, garnishment or any other legal or equitable proceedings (including bankruptcy), and any attempted disposition thereof shall be null and void and of no effect; provided, however, that this Section 5.2 shall not prevent transfers by will or by the applicable laws of descent and distribution.

Section 5.3.           Notices

All notices and other communications provided for herein shall be in writing. Any notice or other communication hereunder shall be deemed duly given (i) upon electronic confirmation of facsimile, (ii) one Business Day following the date sent when sent by overnight delivery, and (iii) five (5) Business Days following the date mailed when mailed by registered or certified mail return receipt requested and postage prepaid, in each case as follows: Any notice to be given under the terms of this Agreement to the Company shall be addressed to the Company in care of its Board, and any notice to be given to the Optionee shall be addressed to him at the address given beneath his signature hereto. By a notice given pursuant to this Section 5.3, either party may hereafter designate a different address for notices to be given to him. Any notice, which is required to be given to the Optionee, shall, if the Optionee is then deceased, be given to the Optionee’s personal representative if such representative has previously informed the Company of his status and address by written notice under this Section 5.3.

Section 5.4.           Nature of Grant

In accepting the Option, the Optionee acknowledges, understands and agrees that:

(a)       the Plan is established voluntarily by the Company, it is discretionary in nature and it may be modified, amended, suspended or terminated by the Company at any time;

(b)       the grant of the Options is voluntary and occasional and does not create any contractual or other right to receive future grants, or benefits in lieu of Options, even if Options have been granted in the past;

(c)       all decisions with respect to future grants of Options, if any, will be at the sole discretion of the Company;

(d)       the Options and the Shares subject to the Options are not intended to replace any pension rights or compensation;

(e)       the Optionee is voluntarily participating in the Plan;

(f)       the Option and any Shares acquired under the Plan and the income and value of same, are not part of normal or expected compensation for any purpose, including, without limitation, calculating any severance, resignation, termination, redundancy, dismissal, end-of-service payments, bonuses, long-service awards, pension or retirement or welfare benefits or similar payments;

(g)       the future value of the underlying Shares is unknown, indeterminable and cannot be predicted with certainty;

(h)       if the underlying Shares do not increase in value, the Option will have no value;

(i)       if the Optionee exercises the Option and acquires Shares, the value of such Shares may increase or decrease in value, even below the Exercise Price;

(j)       no claim or entitlement to compensation or damages shall arise from forfeiture of the Options resulting from termination of the Optionee’s employment or other service relationship (for any reason whatsoever, whether or not later found to be invalid or in breach of employment laws in the jurisdiction where the Optionee is employed or the terms of the Optionee’s employment agreement, if any), and in consideration of the grant of the Option to which the Optionee is otherwise not entitled, the Optionee irrevocably agrees never to institute any claim against the Company, any of its Subsidiaries or Affiliates or the Service Recipients, waives his or her ability, if any, to bring any such claim, and releases the Company, its Subsidiaries, Affiliates and the Service Recipients from any such claim; if, notwithstanding the foregoing, any such claim is allowed by a court of competent jurisdiction, then, by participating in the Plan, the Optionee shall be deemed irrevocably to have agreed not to pursue such claim and agrees to execute any and all documents necessary to request dismissal or withdrawal of such claim;

(k)       for purposes of the Option, the Optionee’s employment or service relationship will be considered terminated as of the date the Optionee is no longer actively providing services to the Company or one of its Subsidiaries or Affiliates (regardless of the reason for such termination and whether or not later found to be invalid or in breach of employment laws in the jurisdiction where the Optionee is employed or the terms of the Optionee’s employment agreement, if any), and unless otherwise expressly provided in this Agreement or determined by the Company, (i) the Optionee’s right to vest in the Option under the Plan, if any, will terminate as of such date and will not be extended by any notice period (e.g., the Optionee’s period of service would not include any contractual notice period or any period of “garden leave” or similar period mandated under employment laws in the jurisdiction where the Optionee is employed or the terms of the Optionee’s employment agreement, if any); and (ii) the period (if any) during which the Optionee may exercise the Option after such termination of the Optionee’s employment or service relationship will commence as of such date and will not be extended by any notice period mandated under employment laws in the jurisdiction where the Optionee is employed or terms of the Optionee’s employment agreement, if any; the Committee shall have the exclusive discretion to determine when the Optionee is no longer actively providing services for purposes of this Option grant (including whether the Optionee may still be considered to be providing services while on a leave of absence);

(l)       unless otherwise provided in the Plan or by the Company in its discretion, the Option and the benefits evidenced by this Agreement do not create any entitlement to have the Option or any such benefits transferred to, or assumed by, another company nor to be exchanged, cashed out or substituted for, in connection with any corporate transaction affecting the shares of the Company; and

(m)       neither the Company, the Service Recipients nor any Subsidiary or Affiliate shall be liable for any foreign exchange rate fluctuation between the Optionee’s local currency and the United States Dollar that may affect the value of the Option or of any amounts due to the Optionee pursuant to the exercise of the Option or the subsequent sale of any Shares acquired upon exercise.

Section 5.5.           No Advice Regarding Grant.

The Company is not providing any tax, legal or financial advice, nor is the Company making any recommendations regarding the Optionee’s participation in the Plan, or the Optionee’s acquisition or sale of the underlying Shares. The Optionee is hereby advised to consult with his or her own personal tax, legal and financial advisors regarding his or her participation in the Plan before taking any action related to the Plan.

Section 5.6.           Data Privacy

The Optionee hereby explicitly and unambiguously consents to the collection, use and transfer, in electronic or other form, of the Optionee’s personal data as described in this Agreement and any other Option materials by and among, as applicable, the Service Recipients, the Company and its Subsidiaries and Affiliates for the exclusive purpose of implementing, administering and managing the Optionee’s participation in the Plan.

The Optionee understands that the Company and the Service Recipients may hold certain personal information about the Optionee, including, but not limited to, the Optionee’s name, home address and telephone number, date of birth, social insurance number or other identification number, salary, nationality, job title, any shares or directorships held in the Company, details of all Options or any other entitlement to shares awarded, canceled, exercised, vested, unvested or outstanding in the Optionee’s favor, for the exclusive purpose of implementing, administering and managing the Plan (“Data”).

The Optionee understands that Data will be transferred to any third parties assisting the Company with the implementation, administration and management of the Plan. The Optionee understands that the recipients of the Data may be located in the United States or elsewhere, and that the recipients’ country (e.g., the United States) may have different data privacy laws and protections than the Optionee’s country. The Optionee understands that he or she may request a list with the names and addresses of any potential recipients of the Data by contacting his or her local human resources representative. The Optionee authorizes the Company, its Subsidiaries, Affiliates, the Service Recipients and any other possible recipients which may assist the Company (presently or in the future) with implementing, administering and managing the Plan to receive, possess, use, retain and transfer the Data, in electronic or other form, for the sole purpose of implementing, administering and managing his or her participation in the Plan. The Optionee understands that Data will be held only as long as is necessary to implement, administer and manage the Optionee’s participation in the Plan. The Optionee understands that he or she may, at any time, view Data, request additional information about the storage and processing of Data, require any necessary amendments to Data or refuse or withdraw the consents herein, in any case without cost, by contacting in writing his or her local human resources representative. Further, the Optionee understands that he or she is providing the consents herein on a purely voluntary basis. If the Optionee does not consent, or later seeks to revoke his or her consent, the Optionee’s employment status or service and career with the Service Recipients will not be adversely affected; the only adverse consequence of refusing or withdrawing the Optionee’s consent is that the Company would not be able to grant Options or other equity awards to Optionee or administer or maintain such awards. Therefore, the Optionee understands that refusing or withdrawing his or her consent may affect the Optionee’s ability to participate in the Plan. For more information on the consequences of the Optionee’s refusal to consent or withdrawal of consent, the Optionee understands that he or she may contact his or her local human resources representative.

Section 5.7.           Titles; Pronouns

Titles are provided herein for convenience only and are not to serve as a basis for interpretation or construction of this Agreement. The masculine pronoun shall include the feminine and neuter, and the singular the plural, where the context so indicates.

Section 5.8.           Applicability of Plan, Management Stockholder’s Agreement and Sale Participation Agreement; Forfeiture upon Failure to Accept

The Option and the Shares issued to the Optionee upon exercise of the Option shall be subject to all of the terms and provisions of the Plan, the Management Stockholder’s Agreement and the Sale Participation Agreement, to the extent applicable to the Option and such Shares. By accepting the Option (including through electronic means), the Optionee agrees to be bound by the terms, conditions, and restrictions set forth in the Plan, this Agreement, and the Company’s policies, as in effect from time to time, relating to the Plan. Unless otherwise provided in the grant notice, the Optionee’s rights under the Option will lapse thirty (30) days from the Grant Date, and the Option will be forfeited on such date if the Optionee shall not have accepted this Agreement by such date.

Section 5.9.           Amendment

Subject to Section 10 of the Plan, this Agreement may be amended only by a writing executed by the parties hereto, which specifically states that it is amending this Agreement.

Section 5.10.         Governing Law

The laws of the State of New York applicable to contracts executed and to be performed entirely in such state shall govern the interpretation, validity, and performance of the terms of this Agreement.

Section 5.11.         Dispute Resolution

In the event of any controversy among the parties hereto arising out of, or relating to, this Agreement which cannot be settled amicably by the parties, such controversy shall be finally, exclusively, and conclusively settled by mandatory arbitration conducted expeditiously in accordance with the American Arbitration Association rules by a single independent arbitrator. Such arbitration process shall take place in New York, New York, United States. The decision of the arbitrator shall be final and binding upon all parties hereto and shall be rendered pursuant to a written decision, which contains a detailed recital of the arbitrator’s reasoning. Judgment upon the award rendered may be entered in any court having jurisdiction thereof. In the event of any arbitration or other disputes with regard to this Agreement or any other document or agreement referred to herein, each party hereto shall pay its own legal fees and expenses, unless otherwise determined by the arbitrator.

Section 5.12.         Severability

The provisions of this Agreement are severable and if any one or more provisions are determined to be illegal or otherwise unenforceable, in whole or in part, the remaining provisions shall nevertheless be binding and enforceable.

Section 5.13.         Waiver

The Optionee acknowledges that a waiver by the Company of breach of any provision of this Agreement shall not operate or be construed as a waiver of any other provision of this Agreement, or of any subsequent breach of this Agreement.

Section 5.14.         Language

If the Optionee has received the Agreement or any other document related to the Plan translated into a language other than English and if the meaning of the translated version is different than the English version, the English version will control.

Section 5.15.         Electronic Delivery and Acceptance

The Company may, in its sole discretion, decide to deliver any documents related to current or future participation in the Plan by electronic means. The Optionee hereby consents to receive such documents by electronic delivery and agrees to participate in the Plan through an on-line or electronic system established and maintained by the Company or a third party designated by the Company.

Section 5.16.         Appendix

Notwithstanding any provisions in this Agreement, for Optionees who reside or transfer to a jurisdiction outside the United States or are or become otherwise subject to the laws of a country other than the United States, the Option shall be subject to the additional terms and conditions set forth in Appendix I for the Optionee’s country, if any. If the Optionee relocates to one of the countries included in Appendix I after the Grant Date, the special terms and conditions for such country will apply to the Optionee, to the extent the Company determines that the application of such terms and conditions is necessary or advisable for legal or administrative reasons. For the avoidance of doubt, Appendix I constitutes part of this Agreement.

Section 5.17.         Imposition of Other Requirements

The Company reserves the right to impose other requirements on the Optionee’s participation in the Plan, on the Options and on any Shares acquired under the Plan, to the extent the Company determines it is necessary or advisable for legal or administrative reasons, and to require the Optionee to sign any additional agreements or undertakings that may be necessary to accomplish the foregoing.

[Signatures on next pages.]

IN WITNESS WHEREOF, this Agreement has been executed and delivered by the parties hereto.

Renaissance Parent Corp.

By:

Name:

Title:

[Signature Page of Stock Option Agreement]

OPTIONEE:

[Name]

ADDRESS:

[Signature Page of Stock Option Agreement]

APPENDIX I

COUNTRY-SPECIFIC TERMS AND CONDITIONS

Terms and Conditions

This Appendix I includes special terms and conditions applicable to Optionees who reside in the countries below. These terms and conditions are in addition to, or, if so indicated, in place of, the terms and conditions set forth in the Agreement.

If the Optionee is a citizen or resident of a country other than the one in which Optionee is currently working, is considered a resident of another country for local law purposes or transfers employment and/or residency between countries after the Grant Date, the Company shall, in its sole discretion, determine to what extent the additional terms and conditions included herein will apply to the Optionee.

Notifications

This Appendix I also includes information regarding exchange controls and certain other issues of which the Optionee should be aware with respect to the Optionee’s participation in the Plan. The information is based on the securities, exchange control and other laws in effect in the respective countries as of May 2014. Such laws are often complex and change frequently. As a result, the Company strongly recommends that the Optionee not rely on the information noted herein as the only source of information relating to the consequences of the Optionee’s participation in the Plan because the information may be out of date at the time the Optionee acquires Shares or sells Shares acquired under the Plan.

In addition, the information is general in nature and may not apply to the Optionee’s particular situation, and the Company is not in a position to assure the Optionee of any particular result. Accordingly, the Optionee is advised to seek appropriate professional advice as to how the relevant laws in the Optionee’s country may apply to his or her situation.

Finally, if the Optionee is a citizen or resident of a country other than the one in which Optionee is currently working, is considered a resident of another country for local law purposes or transfers employment and/or residency between countries after the Grant Date, the information contained herein may not be applicable in the same manner to the Optionee.

Australia

This scheme is a scheme to which Subdivision 83A-C of the Income Tax Assessment Act 1997 applies (subject to the conditions in that Act).

Austria

Notifications

Exchange Control Information. If the Optionee holds Shares obtained through the Plan outside of Austria, the Optionee must submit a report to the Austrian National Bank. An exemption applies if the value of the Shares as of any given quarter does not meet or exceed €30,000,000 or as of December 31 does not meet or exceed €5,000,000. If the former threshold is exceeded, quarterly obligations are imposed, whereas if the latter threshold is exceeded, annual reports must be given. The annual reporting date is as of December 31 and the deadline for filing the annual report is January 31 of the following year.

When Shares are sold, there may be exchange control obligations if the cash received is held outside Austria. If the transaction volume of all the Optionee’s accounts abroad meets or exceeds €3,000,000, the movements and balances of all accounts must be reported monthly, as of the last day of the month, on or before the fifteenth day of the following month.

Bahrain

No country-specific terms apply.

Belgium

Terms and Conditions

Tax Considerations. The Optionee will receive a separate offer letter, acceptance/rejection form and undertaking in addition to the Agreement. The Optionee should refer to the offer letter for a more detailed description of the tax consequences of choosing to accept the Option.

Notifications

Foreign Asset/Account Reporting Information. The Optionee is required to report any security (e.g., Shares acquired under the Plan) or bank accounts (including brokerage accounts) opened and maintained outside Belgium on his or her annual tax return.

Brazil

Terms and Conditions

Compliance with the Law. In accepting the grant of the Options, the Optionee acknowledges his or her agreement to comply with applicable Brazilian laws and to pay any and all applicable tax associated with the Options and the sale of the Shares acquired under the Plan.

Notifications

Exchange Control Information. If the Optionee is a resident or domiciled in Brazil, he or she will be required to submit an annual declaration of assets and rights held outside of Brazil to the Central Bank of Brazil if the aggregate value of such assets and rights is equal to or greater than U.S.$100,000. Assets and rights that must be reported include Shares.

Canada

Terms and Conditions

Effect of Termination of Service. The following provision replaces Section 5.4(k) of the Agreement in its entirety:

(k)       for purposes of the Option, the Optionee’s employment or service relationship will be considered terminated as of the earlier of (a) the date that the Optionee is no longer actively providing services, or (b) the date upon which the Optionee receives a notice of termination (regardless of the reason for such termination and whether or not later found to be invalid or in breach of employment laws in the jurisdiction where the Optionee is employed or the terms of the Optionee’s employment agreement, if any), and unless otherwise expressly provided in this Agreement or determined by the Company, (i) the Optionee’s right to vest in the Option under the Plan, if any, will terminate as of such date and will not be extended by any notice period (e.g., the Optionee’s period of service would not include any contractual notice period or any period of “garden leave” or similar period mandated under employment laws in the jurisdiction where the Optionee is employed or the terms of the Optionee’s employment agreement, if any); and (ii) the period (if any) during which the Optionee may exercise the Option after such termination of the Optionee’s employment or service relationship will commence as of such date and will not be extended by any notice period mandated under employment laws in the jurisdiction where the Optionee is employed or terms of the Optionee’s employment agreement, if any; the Committee shall have the exclusive discretion to determine when the Optionee is no longer actively providing services for purposes of this Option grant (including whether the Optionee may still be considered to be providing services while on a leave of absence);

The following provisions will apply if the Optionee is a resident of Québec:

English Language Provision. The parties acknowledge that it is their express wish that the present Agreement, as well as all documents, notices and legal proceedings entered into, given or instituted pursuant hereto or relating directly or indirectly hereto, be drawn up in English.

Les parties reconnaissent avoir exigé la rédaction en anglais de la présente convention, ainsi que de tous documents, avis et procédures judiciaires, exécutés, donnés ou intentés en vertu de, ou liés directement ou indirectement à, la présente convention.

Data Privacy. This provision supplements Section 5.6 of the Agreement:

The Optionee hereby authorizes the Company and the Company’s representatives to discuss with and obtain all relevant information from all personnel, professional or not, involved in the administration and operation of the Plan. The Optionee further authorizes the Company, any related company and the administrator of the Plan to disclose and discuss the Plan with their advisors. The Optionee further authorizes the Company and any related company to record such information and to keep such information in the Optionee’s employee file.

Notifications

Foreign Asset/Account Reporting Information. The Optionee is required to report any foreign property (including Options and Shares) on form T1135 (Foreign Income Verification Statement) if the total value of the foreign property exceeds C$100,000 at any time in the year. The form must be filed by April 30 of the following year. The Optionee is advised to consult with his or her personal legal advisor to ensure compliance with applicable reporting obligations.

Czech Republic

Notifications

Exchange Control Information. The Czech National Bank (“CNB”) may require the Optionee to fulfill certain notification duties in relation to the Shares acquired under the Plan and the opening and maintenance of a foreign account. However, because exchange control regulations change frequently and without notice, the Optionee should consult his or her personal legal advisor prior to exercising the Options to ensure compliance with current regulations. It is the Optionee’s responsibility to comply with applicable Czech exchange control laws.

Finland

No country-specific terms apply.

France

Terms and Conditions

Consent to Receive Information in English. By accepting the Options, the Optionee confirms having read and understood the Plan and the Agreement, including all terms and conditions included therein, which were provided in the English language. The Optionee accepts the terms of those documents accordingly.

En acceptant cette Options, le Titulaire des Options confirme avoir lu et compris le Plan et le Contrat y relatifs, incluant tous leurs termes et conditions, qui ont été transmis en langue anglaise. Le Titulaire des Options accepte les dispositions de ces documents en connaissance de cause.

Notifications

Tax Notification. The Options are not intended to qualify for favorable tax or social security treatment in France.

Foreign Asset/Account Reporting Information. If the Optionee holds Shares outside of France or maintains a foreign bank account, then the Optionee is required to report such to the French tax authorities when filing his or her annual tax return.

Germany

Notifications

Exchange Control Information. Cross-border payments in excess of €12,500 must be reported monthly to the German Federal Bank. If the Optionee uses a German bank to transfer a cross-border payment in excess of €12,500 in connection with the sale of Shares acquired under the Plan or the receipt of dividends paid on such shares, the Optionee must complete the appropriate report. In addition, the Optionee must report on an annual basis, Shares that exceed 10% of the total shares or voting capital of the Company.

Hong Kong

Terms and Conditions

Sale of Shares. In the event the Option vests and is exercised within six months of the Grant Date, the Optionee agrees that the Optionee will not dispose of any Shares acquired prior to the six-month anniversary of the Grant Date.

Notifications

SECURITIES LAW WARNING: The Option and Shares issued at exercise do not constitute a public offering of securities under Hong Kong law and are available only to employees of the Company or its Subsidiaries and Affiliates. The Agreement, the Plan and other incidental Option documentation have not been prepared in accordance with and are not intended to constitute a “prospectus” for a public offering of securities under the applicable securities legislation in Hong Kong, nor has the Option documentation been reviewed by any regulatory authority in Hong Kong. The Option is intended only for the personal use of each eligible employee and may not be distributed to any other person. If the Optionee is in any doubt about any of the contents of the Agreement or the Plan, the Optionee should obtain independent professional advice.

India

Notifications

Exchange Control Information. The Optionee understands that he or she must repatriate to India any proceeds from the sale of Shares acquired under the Plan within 90 days of receipt. The Optionee must obtain a foreign inward remittance certificate (“FIRC”) from the bank where the foreign currency is deposited and maintain the FIRC as evidence of the repatriation of funds in the event the Reserve Bank of India or the Service Recipients requests proof of repatriation.

Foreign Asset/Account Reporting Information. The Optionee is required to declare foreign bank accounts and any foreign financial assets (including Shares acquired under the Plan and, possibly, Options) in the Optionee’s annual tax return.

Indonesia

Notifications

Exchange Control Information. If the Optionee remits funds into or out of Indonesia (e.g., the Exercise Price, proceeds from the sale of Shares), the Indonesian Bank through which the transaction is made will submit a report on the transaction to the Bank of Indonesia for statistical reporting purposes. For transactions of U.S.$10,000 or more, a description of the transaction must be included in the report. Although the bank through which the transaction is made is required to make the report, the Optionee must complete a “Transfer Report Form.” The Transfer Report Form will be provided to the Optionee by the bank through which the transaction is made.

Italy

Terms and Conditions

Data Privacy. The following provision replaces Section 5.6 of the Agreement in its entirety.

The Optionee understands that the Company and the Service Recipients may hold certain personal information about the Optionee, including the Optionee’s name, home address and telephone number, date of birth, social insurance number or other identification number, salary, nationality, job title, any shares or directorships held in the Company, details of all Options or any other entitlement to shares awarded, canceled, exercised, vested, unvested or outstanding in Optionee’s favor, for the exclusive purpose of managing and administering the Plan (“Data”).

The Optionee also understands that providing the Company with the Optionee’s Data is necessary for the performance of the Agreement and that the Optionee’s refusal to provide such Data would make it impossible for the Company to perform its contractual obligations and may affect the Optionee’s ability to participate in the Plan. The Controller of personal data processing is Gardner Denver Inc. with registered offices at 222 East Erie Street, Suite 500, Milwaukee, WI 53202, United States of America, and, pursuant to Legislative Decree no. 196/2003, its representative in Italy is Gardner Denver S.r.l. with registered offices at Via Tevere, 6, Lonate Pozzolo, 21015 Varese, Italy. The Optionee understands that the Optionee’s Data will not be publicized, but it may be transferred to banks, other financial institutions or brokers and/or their agents involved in the management and administration of the Plan. The Optionee further understands that the Company and/or any subsidiary will transfer Data amongst themselves as necessary for the purpose of implementation, administration and management of Optionee’s participation in the Plan, and that the Company and/or any subsidiary may each further transfer Data to third parties assisting the Company in the implementation, administration and management of the Plan, including any requisite transfer to a broker or another third party with whom the Optionee may elect to deposit any shares acquired pursuant to this Agreement. Such recipients may receive, possess, use, retain and transfer the Data in electronic or other form, for the purposes of implementing, administering and managing Optionee’s participation in the Plan. The Optionee understands that these recipients may be located in the European Economic Area, or elsewhere, such as the United States or Asia. Should the Company exercise its discretion in suspending all necessary legal obligations connected with the management and administration of the Plan, it will delete the Optionee’s Data as soon as it has accomplished all the necessary legal obligations connected with the management and administration of the Plan.

The Optionee understands that Data processing related to the purposes specified above shall take place under automated or non-automated conditions, anonymously when possible, that comply with the purposes for which Data is collected and with confidentiality and security provisions as set forth by applicable Italian data privacy laws and regulations, with specific reference to Legislative Decree no. 196/2003.

The processing activity, including communication, the transfer of Optionee’s Data abroad, including outside of the European Economic Area, as herein specified and pursuant to applicable Italian data privacy laws and regulations, does not require the Optionee’s consent thereto as the processing is necessary to performance of contractual obligations related to implementation, administration and management of the Plan. The Optionee understands that, pursuant to Section 7 of the Legislative Decree no. 196/2003, the Optionee has the right to, including but not limited to, access, delete, update, ask for rectification of the Optionee’s Data and stop, for legitimate reason, the Data processing. Furthermore, the Optionee is aware that Optionee’s Data will not be used for direct marketing purposes. In addition, the Data provided can be reviewed and questions or complaints can be addressed by contacting Optionee’s human resources department.

Plan Document Acknowledgement. In accepting the Option, the Optionee acknowledges that he or she has received a copy of the Plan and the Agreement and has reviewed the Plan and the Agreement, including the Appendix I, in their entirety and fully understands and accepts all provisions of the Plan and the Agreement, including the Appendix I.

The Optionee further acknowledges that he or she has read and specifically and expressly approves the following sections of the Agreement: Expiration of Option; Responsibility for Taxes; Governing Law; Dispute Resolution; Nature of Grant; Language; and the Data Privacy section included in this Appendix I.

Notifications

Foreign Asset/Account Reporting Information. If the Optionee is an Italian resident and holds investments or financial assets outside of Italy (e.g., cash, Options, Shares) during any fiscal year which may generate income taxable in Italy (or if the Optionee is the beneficial owner of such an investment or asset even if the Optionee does not directly hold the investment or asset), the Optionee is required to report such investments or assets on his or her annual tax return for such fiscal year (on UNICO Form, RW Schedule, or on a special form if the Optionee is not required to file a tax return).

Japan

Notifications

Exchange Control Information. If the Optionee remits more than ¥30 million for the purchase of Shares in a single transaction, the Optionee must file a Payment Report with the Ministry of Finance (through the Bank of Japan or the bank carrying out the transaction). The precise reporting requirements vary depending on whether the relevant payment is made through a bank in Japan. If the Optionee intends to acquire Shares whose value exceeds ¥100 million in a single transaction, the Optionee must also file a Report Concerning Acquisition of Shares (“Securities Acquisition Report”) with the Ministry of Finance through the Bank of Japan within 20 days of acquiring the Shares. The forms to make these reports can be acquired from the Bank of Japan.

A Payment Report is required independently from a Securities Acquisition Report. Therefore, if the total amount that the Optionee pays upon a one-time transaction for exercising the Option and acquiring Shares exceeds ¥100 million, the Optionee must file both a Payment Report and a Securities Acquisition Report.

Foreign Asset/Account Reporting Information. The Optionee is required to report details of any assets held outside of Japan as of December 31st (including Shares acquired under the Plan), to the extent such assets have a total net fair market value exceeding ¥50 million. Such report will be due by March 15th each year. The Optionee should consult with his or her personal tax advisor as to whether the reporting obligation applies to the Optionee and whether the Optionee will be required to report details of his or her outstanding Options, as well as Shares, in the report.

Netherlands

No country-specific terms apply.

Poland

Notifications

Exchange Control Information. Polish residents are obliged to file quarterly reports to the National Bank of Poland with information on transactions and balances regarding their rights to Shares (such as Options) and Shares if the total value (calculated individually or together with other assets/liabilities possessed abroad) exceeds PLN 7 million.

Polish residents also are required to transfer funds through a bank account in Poland if the transferred amount in any single transaction exceeds a specified threshold (currently €15,000). Polish residents are required to store documents connected with foreign exchange transactions for a period of five years from the date the exchange transaction was made.

Republic of Korea

Notifications

Exchange Control Information. If the Optionee remits funds out of South Korea to purchase Shares under the Plan, the remittance must be “confirmed” by a foreign exchange bank in South Korea. This is an automatic procedure, i.e., the bank does not need to “approve” the remittance, and it should take no more than a single day to process. The Optionee likely will need to present to the bank processing the transaction the following supporting documents evidencing the nature of the remittance: (i) the Agreement; (ii) the Plan; and (iii) the Optionee’s certificate of employment. This confirmation is not necessary for cashless exercises since there is no remittance out of South Korea.

In addition, if the Optionee realizes U.S.$500,000 or more from the sale of Shares in a single transaction, Korean exchange laws require the Optionee to repatriate the proceeds to Korea within eighteen months of the sale.

Foreign Asset/Account Reporting Information. If the Optionee is a Korean resident, the Optionee must declare all of his or her foreign financial accounts (e.g., non-Korean bank accounts, brokerage accounts, etc.) to the Korean tax authority and file a report with respect to such accounts if the value of such accounts exceeds KRW 1 billion (or an equivalent amount in foreign currency). The Optionee should consult with his or her personal tax advisor to determine the Optionee’s personal reporting obligations.

Singapore

Notifications

Securities Law Notice. The Option is being granted pursuant to the “Qualifying Person” exemption under section 273(1)(f) of the Singapore Securities and Futures Act (Chapter 289, 2006 Ed.) (“SFA”). The Plan has not been lodged or registered as a prospectus with the Monetary Authority of Singapore. The Optionee should note that the Option is subject to section 257 of the SFA and the Optionee will not be able to make any subsequent sale in Singapore of the Shares acquired through the exercise of the Options or any offer of such sale in Singapore unless such sale or offer is made pursuant to the exemptions under Part XIII Division (1) Subdivision (4) (other than section 280) of the SFA.

Director Notification Obligation. If the Optionee is a director, associate director or shadow director of a Singapore Subsidiary or Affiliate, the Optionee is subject to certain notification requirements under the Singapore Companies Act. Among these requirements is an obligation to notify the Singaporean Subsidiary or Affiliate in writing when the Optionee receives an interest (e.g., Shares) in the Company or any related companies. In addition, the Optionee must notify the Singapore Subsidiary or Affiliate when the Optionee sells Shares of the Company or any related company (including when the Optionee sells Shares acquired through the exercise of his or her Options). These notifications must be made within two Business Days of acquiring or disposing of any interest in the Company or any related company. In addition, a notification must be made of the Optionee’s interests in the Company or any related company within two Business Days of becoming a director.

South Africa

Terms and Conditions

Responsibility for Taxes. The following provision supplements Section 4.5 of the Agreement:

By accepting the Option, the Optionee agrees that, immediately upon exercise of the Option, he or she will notify the Service Recipients of the amount of any gain realized. If the Optionee fails to advise the Service Recipients of the gain realized upon exercise, he or she may be liable for a fine. The Optionee will be solely responsible for paying any difference between the actual tax liability and the amount withheld by the Service Recipients.

Notifications

Tax Clearance Certificate for Cash Exercises. If the Optionee exercises the Option using a cash exercise method, the Optionee must obtain and provide to the Service Recipients, or any third party designated by the Service Recipients or the Company, a Tax Clearance Certificate (with respect to Foreign Investments) bearing the official stamp and signature of the Exchange Control Department of the South African Revenue Service (“SARS”). The Optionee must renew this Tax Clearance Certificate every twelve months, or such other period as may be required by the SARS. If the Optionee exercises by a cashless exercise method whereby no funds are remitted out of South Africa, no Tax Clearance Certificate is required.

Exchange Control Information. The Optionee should consult his or her personal advisor to ensure compliance with applicable exchange control regulations in South Africa; as such regulations are subject to frequent change. The Optionee is responsible for ensuring compliance with all exchange control laws in South Africa.

Spain

Terms and Conditions

Labor Law Acknowledgment. This provision supplements Section 5.4 of the Agreement:

In accepting the Option, the Optionee acknowledges that he or she consents to participation in the Plan and has received a copy of the Plan.

The Optionee understands and agrees that, as a condition of the grant of the Option, the Optionee’s termination of employment or service for any reason (including for the reasons listed below) will automatically result in the forfeiture and loss of that portion of the Option that may have been granted to the Optionee and that was not vested on the date of termination of the Optionee’s employment or service.

In particular, unless otherwise provided in the Agreement, the Optionee understands and agrees that the unvested portion of the Option will be cancelled without entitlement to the underlying Shares or to any amount as indemnification if the Optionee terminates employment or service by reason of, including, but not limited to: resignation, death, disability, retirement, disciplinary dismissal adjudged to be with Cause, disciplinary dismissal adjudged or recognized to be without Cause, individual or collective layoff on objective grounds, whether adjudged to be with Cause or adjudged or recognized to be without Cause, material modification of the terms of employment under Article 41 of the Workers’ Statute, relocation under Article 40 of the Workers’ Statute, Article 50 of the Workers’ Statute, unilateral withdrawal by the Service Recipients, and under Article 10.3 of Royal Decree 1382/1985.

Furthermore, the Optionee understands that the Company has unilaterally, gratuitously and in its sole discretion decided to grant Options under the Plan to individuals who may be employees of the Company or its Subsidiaries and Affiliates throughout the world. The decision is a limited decision that is entered into upon the express assumption and condition that any grant will not economically or otherwise bind the Company or a Subsidiary or Affiliate on an ongoing basis. Consequently, the Optionee understands that the Option is granted on the assumption and condition that the Option and the Shares issued upon exercise of the Option shall not become a part of any employment contract (either with the Company or a Service Recipient) and shall not be considered a mandatory benefit, salary for any purposes (including severance compensation) or any other right whatsoever. In addition, the Optionee understands that the grant of the Option would not be made to the Optionee but for the assumptions and conditions referred to above; thus, the Optionee acknowledges and freely accepts that should any or all of the assumptions be mistaken or should any of the conditions not be met for any reason, then any grant of Options shall be null and void.

Notifications

Exchange Control Information. To participate in the Plan, the Optionee agrees to comply with exchange control regulations in Spain. The acquisition of Shares under the Plan must be declared for statistical purposes to the Dirección General de Comercio e Inversiones (the “DGCI”). Because the Optionee will not acquire the Shares through the use of a Spanish financial institution, the Optionee agrees to make the declaration by filing a D-6 form with the DGCI. Generally, the D-6 form must be filed each January while the Shares are owned. In addition, the sale of Shares must also be declared on D-6 form filed with the DGCI in January, unless the sale proceeds exceed the applicable threshold (currently €1,502,530), in which case, the filing is due within one month after the sale.

When receiving foreign currency payments derived from the ownership of Shares (e.g., sale proceeds) exceeding €50,000, the Optionee agrees to inform the financial institution receiving the payment of the basis upon which such payment is made. The Optionee will need to provide the institution with the following information: (i) the Optionee’s name, address, and fiscal identification number; (ii) the name and corporate domicile of the Company; (iii) the amount of the payment; the currency used; (iv) the country of origin; (v) the reasons for the payment; and (vi) further information that may be required.

Further, the Optionee is required to electronically declare to the Bank of Spain any foreign accounts (including brokerage accounts held abroad), any foreign instruments (including Shares acquired under the Plan), and any transactions with non-Spanish residents (including any payments of Shares made to the Optionee pursuant to the Plan) if the balances in such accounts together with the value of such instruments as of December 31, or the volume of transactions with non-Spanish residents during the prior or current year, exceed €1,000,000. Once the €1,000,000 threshold has been surpassed in either respect, the Optionee will generally be required to report all foreign accounts, foreign instruments and transactions with non-Spanish residents, even if the relevant threshold has not been crossed for an individual item. Generally, the Optionee will only be required to report on an annual basis (by January 20 of each year); however, if the balances in the Optionee’s foreign accounts together with value of his or her foreign instruments or the volume of transactions with non-Spanish residents exceed €100,000,000, more frequent reporting will be required.

Foreign Asset/Account Reporting Information. To the extent that the Optionee holds rights or assets (e.g., cash or Shares held in a bank or brokerage account) outside of Spain with a value in excess of €50,000 per type of right or asset as of December 31 each year, the Optionee is required to report information on such rights and assets on his or her tax return for such year (or at any time during the year in which the Optionee sells or disposes of such right or asset). After such rights or assets are initially reported, the reporting obligation will only apply for subsequent years if the value of any previously-reported rights or assets increases by more than €20,000. The Optionee should consult with his or her personal tax and legal advisors to ensure compliance with applicable reporting obligations.

Sweden

No country-specific terms apply.

Switzerland

Notifications

Securities Law Notice. The grant of the Option and participation in the Plan is considered a private offering in Switzerland; therefore, the offer is not subject to registration in Switzerland.

Thailand

Notifications

Exchange Control Information. If the Optionee remits funds out of Thailand to purchase Shares, it is the Optionee’s responsibility to comply with any applicable exchange control laws. Under current exchange control regulations, the Optionee may remit funds out of Thailand up to U.S.$1,000,000 per year to purchase Shares (and otherwise invest in securities abroad) by submitting an application to an authorized agent, (i.e., a commercial bank authorized by the Bank of Thailand to engage in the purchase, exchange and withdrawal of foreign currency). The application includes the Foreign Exchange Transaction Form, a letter describing the Option, and a copy of the Plan and related documents. If Optionee uses a cashless method of exercise that does not involve remitting any funds out of Thailand, this requirement does not apply.

When the Optionee sells Shares issued to Optionee at exercise of the Option, if the amount of Optionee’s proceeds is U.S.$50,000 or more, the Optionee must (i) specifically report the inward remittance to the Bank of Thailand on a foreign exchange transaction form, and (ii) immediately repatriate all cash proceeds to Thailand and then convert such proceeds to Thai Baht within 360 days of repatriation. If the Optionee fails to comply with these obligations, the Optionee may be subject to penalties assessed by the Bank of Thailand. The Optionee should consult his or her personal advisor before taking action with respect to remittance of proceeds from the sale of Shares into Thailand. The Optionee is responsible for ensuring compliance with all exchange control laws in Thailand.

United Arab Emirates

Notifications

Securities Law Notice. This Agreement, the Plan, and other incidental communication materials are intended for distribution only to employees of the Company and its Subsidiaries or Affiliates for the purposes of an employee compensation or reward scheme.

The Dubai International Financial Centre, Emirates Securities and Commodities Authority and or the Central Bank has no responsibility for reviewing or verifying any documents in connection with this statement. Neither the Ministry of Economy nor the Dubai Department of Economic Development have approved this statement nor taken steps to verify the information set out in it, and have no responsibility for it.

The securities to which this statement relates may be illiquid and/or subject to restrictions on their resale. Prospective purchasers of the securities offered should conduct their own due diligence on the securities.

If the Optionee does not understand the contents of the Agreement or the Plan, he or she should consult an authorized financial adviser.

United Kingdom

Terms and Conditions

Responsibility for Taxes. The following provision supplement Section 4.5 of the Agreement and applies if the Shares are considered readily convertible assets under U.K. law at the time of exercise:

The Optionee agrees that if the Service Recipients or the Company does not withhold or otherwise collect the full amount of income tax that the Optionee owes due to the vesting or exercise of the Options or the release, assignment or cancellation of the Options from the Optionee within 90 days of the end of the U.K. tax year during which the event giving rise to the income tax liability occurs or such other period as required by U.K. law (the “Due Date”), then the amount that should have been withheld or collected shall constitute a loan owed by the Optionee to the Service Recipients, effective on the Due Date. The Optionee agrees that the loan will bear interest at the then-current Official Rate of Her Majesty’s Revenue & Customs (the “HMRC”) and it will be immediately due and repayable by the Optionee and the Company and/or the Service Recipients may recover it at any time thereafter by any of the means referred to in Section 4.5 of the Agreement.

Notwithstanding the foregoing, if the Optionee is an officer or executive director (as within the meaning of Section 13(k) of the Exchange Act), the terms of the provision above will not apply. In the event that the Optionee is an officer or executive director and income tax is not collected from or paid by the Optionee by the Due Date, the amount of any uncollected income tax may constitute a benefit to the Optionee on which additional income tax and National Insurance Contributions (“NICs”) may be payable. The Optionee understands that he or she will be responsible for reporting any income tax and NICs due on this additional benefit directly to HMRC under the self-assessment regime and for reimbursing the Company and/or the Service Recipients (as appropriate) the value of any employee NICs due on this additional benefit, which the Company and/or the Service Recipients may recover at any time thereafter by any of the means referred to in Section 4.5 of the Agreement.

Section 431 Election. It shall be a term of the Options that the Optionee shall jointly with the Service Recipients enter into the joint election within Section 431 of the U.K. Income Tax (Earnings and Pensions) Act 2003 (“ITEPA 2003”) prior to delivery of the Shares in respect of computing any tax charge on the acquisition of “Restricted Securities” (as defined in Sections 423 and 424 of ITEPA 2003), and that the Optionee will not revoke any such election at any time. This election will be to treat the Shares the Optionee acquires upon exercise as if they were not Restricted Securities (for U.K. tax purposes only). If the Optionee does not enter into the 431 Election in accordance with these instructions, the Company may, in its sole discretion, refuse to deliver Shares upon exercise of the Options.

Schedule A to the Stock Option Agreement

Annual and Cumulative Performance Targets

The Annual and Cumulative Performance Targets are based on the Company’s achievement of the following EBITDA targets for the following Fiscal Years:

Performance Targets	2016	2017	2018	2019	2020
EBITDA	$400,000,000	$	$	$	$
Cumulative Target		$	$	$	$

“EBITDA” shall mean earnings before interest, taxes, depreciation and amortization plus transaction, management and/or similar fees paid to the Sponsor and/or its Affiliates. The Board may, following consultation with the Chief Executive Officer of the Company (the “CEO”), in its discretion, adjust the calculation of EBITDA to reflect, to the extent not contemplated in the management plan, any extraordinary or one-time events, including, without limitation, acquisitions, divestitures, major capital investment programs, changes in accounting standards, stock expense related to the issuance of Options, or other extraordinary or unusual events or occurrences, or any costs or expenses incurred during such period relating to environmental remediation, litigation or other disputes in respect of events and exposures that occurred prior to the Closing Date. Without limiting the foregoing, if the Company makes an acquisition in any year, the Annual Performance Target for such year and the Cumulative Performance Target, if any, for such year and subsequent years will be adjusted fairly and appropriately, in consultation with the CEO, which adjustment may reflect the amount of EBITDA in the plan for the target presented to the Board at the time the acquisition is approved by the Board. Annual Performance Targets and Cumulative Performance Targets may also be fairly and appropriately adjusted by the Board, in consultation with the CEO, for any divestitures, major capital investment programs and any change in GAAP promulgated by accounting standard setters. In the event that any of the foregoing action is taken, such adjustment shall reflect the amount deemed reasonably necessary by the Board, in the exercise of its good faith judgment to accurately reflect the effect such event has on such Annual Performance Targets and Cumulative Performance Targets. The intent of such adjustments is to keep the probability of achieving the Annual Performance Targets and Cumulative Performance Targets the same as if the event triggering such adjustment had not occurred. The Board will use reasonable efforts to provide that the determination of any necessary adjustment shall be made within 60 days following the completion or closing of such event.

A-1

Schedule B to the Stock Option Agreement

Grant Date: May 10, 2016

Exercise Price of Options:	$6.50

Option Grants:

Total Option Grant:	Shares

Aggregate number of Shares
for which the Time Option granted hereunder is
exercisable:	50% of total Option Grant

Aggregate number of Shares
for which the Performance Option
granted hereunder is exercisable:	50% of total Option Grant

B-1

Schedule C to the Stock Option Agreement: Notice of Exercise

A.	To the Company

Renaissance Parent Corp.

c/o Gardner Denver, Inc.

222 East Erie Street, Suite 500

Milwaukee, WI 53202

Attention: General Counsel

C-1